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            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
RiverSource Tax-Exempt Income Series, Inc.:

In planning and performing our audit of the financial statements of RiverSource Tax-Exempt High Income Fund (a fund within RiverSource Tax-Exempt Income Series, Inc.) for the year ended November 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our audit procedures for the purpose of expressing our opinion on the financial statements and comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of RiverSource Tax-Exempt Income Series, Inc. is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with U.S. generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
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Our consideration of RiverSource Tax-Exempt Income Series, Inc. internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under the standards established by the Public Company Accounting Oversight Board (United States). However, we noted the following control deficiency involving internal control over financial reporting and its operation that we consider to be a material weakness as defined above at November 30, 2006. This control deficiency, which is discussed in the following paragraph, caused us to reevaluate the nature, timing, and extent of procedures performed in our audit of the financial statements of RiverSource Tax-Exempt High Income Fund for the year ended November 30, 2006 and this report does not affect our report on the financial statements of the Fund dated January 22, 2007.

The Fund's policies and procedures related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not effective in appropriately determining whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". As a result, the current year's financial statements were materially adjusted, prior to their filing, and the financial highlights for each of four years in the period ended November 30, 2005 were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. The effects of the adjustments on the current year's financial statements were to increase assets and liabilities by corresponding and equal amounts, and to increase interest income and interest expense by corresponding and equal amounts. Additionally adjustments were made to certain ratios reported in the financial highlights for the current year. As required by Form N-SAR sub-item 77B, Management's proposed corrective actions are included in the attached Exhibit I.

This report is intended solely for the information and use of management, the Board of Directors of RiverSource Tax-Exempt Income Series, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                          /s/ KPMG LLP
                          ------------
                              KPMG LLP



Minneapolis, Minnesota
January 22, 2007